Exhibit 4.2

                  SDRC/CAMAX SYSTEMS, INC.
         1987 NON-QUALIFIED STOCK OPTION PLAN

(formerly, CAMAX Systems, Inc. 1987 Non-Qualified Stock Option Plan)

Structural Dynamics Research Corporation ("SDRC" or the "Company"), SDRC-Systems, Inc. ("SDRC-Systems") and CAMAX Manufacturing Technologies, Inc. ("CAMAX") entered into an Agreement of Merger and Plan of Reorganization dated as of January 16, 1996, as amended, (the "Merger Agreement") pursuant to which CAMAX will be merged with and into SDRC-Systems with SDRC-Systems as the surviving corporation (the "Merger"). Under the terms of the Merger Agreement, SDRC has agreed to assume CAMAX's obligations under CAMAX's five stock option plans and outstanding non-qualified stock options effective as of the date of the Merger. This Plan as assumed will apply to optionees in existence prior to the Effective Date of the Merger.

At the Effective Date of the Merger in accordance with Sections 2.5 and 2.6 of the Merger Agreement, each outstanding option to purchase shares of CAMAX Common Stock issued pursuant to the CAMAX Manufacturing Technologies, Inc. 1987 Non-Qualified Stock Option Plan (the "1987 Plan"), whether vested or unvested, shall be assumed by SDRC. Each 1987 Plan option shall be deemed to constitute an option to acquire, on the same terms and conditions as were applicable under such 1987 Plan option, the same number of shares of SDRC Common Stock as the holder of such 1987 Plan option would have been entitled to receive pursuant to the Merger had such holder exercised such option in full immediately prior to the Effective Date of the Merger (rounded down to the nearest whole share), at a price per share equal to (x) the aggregate exercise price for the shares of CAMAX Common Stock otherwise purchasable pursuant to such 1987 Plan option divided by (y) the number of full shares of SDRC Common Stock deemed purchasable pursuant to such 1987 Plan option. (Capitalized terms used herein shall have the meanings assigned to them in the Merger Agreement unless otherwise defined herein.)

The entire text of the Plan following the Effective Date of the Merger is as follows:

1.  Purpose of Plan.

This Plan shall be known as the "SDRC/CAMAX Systems, Inc. 1987 Non-Qualified Stock Option Plan (formerly, CAMAX Systems, Inc. 1987 Non-Qualified Stock Option Plan)." The purpose of the Plan is to advance the interests of SDRC and its shareholders by affording certain option holders of CAMAX the opportunity to acquire or increase their proprietary interest in SDRC. Options granted under this Plan shall be options which do not qualify as incentive stock options within the meaning of the Internal Revenue Code of 1986, as amended.

2.  Stock Subject to Plan.

Subject to the provisions of Section 11 hereof, the stock to be subject to options under the Plan shall be the Company's authorized common stock, no par value per share (the "Common Stock"). Such shares may be either authorized but unissued shares, or issued shares which have been reacquired by the Company. Subject to the adjustment as provided in Section 11 hereof, the maximum number of shares on which options may be exercised under this Plan shall not exceed 30,236 shares.

3.  Administration of the Plan.

(a) The Plan shall be administered by a committee consisting of three directors of the Company appointed by the Board of Directors (the group administering the Plan shall hereinafter be referred to as the "Committee"). All directors designated as members of the Committee shall be "disinterested persons" within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934.

(b) The Committee shall have plenary authority in its discretion, but subject to the express provisions of this Plan, (i) to determine the purchase price of the Common Stock covered by each option, (ii) to determine the employees to whom and the time or times at which such options shall be granted and the number of shares to be subject to each option, (iii) to determine the terms of exercise of each option, (iv) to accelerate the time at which all or any part of an option may be exercised, (v) to amend or modify the terms of any option with the consent of the optionee, (vi) to interpret the Plan,
(vii) to prescribe, amend and rescind rules and regulations relating to the Plan, (viii) to determine the terms and provisions of each option agreement under this Plan (which agreements need not be identical) and (ix) to make all other determinations necessary or advisable for the administration of the Plan, subject to the exclusive authority of the Board of Directors under Section 12 herein to amend or terminate the Plan. The Committee's determinations on the foregoing matters shall be final and conclusive.

4. Eligibility.

Options may be granted under this Plan to any full or part-time employee (which term as used herein includes, but is not limited to, officers and directors who are also employees) of the Company and of its present and future subsidiary corporations (herein called "subsidiaries"), members of the Board of Directors of the Company and consultants or independent contractors providing valuable services to the Company or one of its subsidiaries. In determining the persons to whom options shall be granted and the number of shares subject to each option, the Committee may take into account the nature of services rendered by the potential optionees, their present and potential contributions to the success of the Company and such other factors as the Committee in its discretion shall deem relevant. A person who has been granted an option under the Plan may be granted and additional option or options under the Plan if the Committee shall so determine.

Optionees as of the Effective Date of the Merger shall be eligible to participate in the Plan to the extent that such optionees held outstanding options under the CAMAX Systems, Inc. 1987 Non-Qualified Stock Option Plan as of the Effective Date.

5.  Price.

The option exercise price for all options granted under the Plan shall be determined by the Committee but shall not be less than 50% of the fair market value of the Common Stock at the date of granting of such option. For purposes of the preceding sentence and for all other valuation purposes under the Plan, the fair market value of the Common Stock shall be as reasonably determined by the Committee.
6.  Term.

Each option and all rights and obligations thereunder shall expire on the date determined by the Committee and specified in the option agreement. The Committee shall be under no duty to provide terms of like duration for options granted under the Plan, but the term of an option may not extend more than 10 years from the date of granting of such option.

7.  Exercise of Option.

(a) The Committee shall have full and complete authority to determine, subject to section 10 hereof, whether the option will be exercisable in full at any time or from time to time during the term of the option, or to provide for the exercise thereof in such installments, upon the occurrence of such events and at such times during the term of the option as the Committee may determine.

(b) An optionee electing to exercise an option shall give written notice to the Company of such election and of the number of shares subject to such exercise. The full purchase price of such shares shall be tendered with such notice of exercise. Payment shall be made to the Company either in cash (including check, bank draft or money order), or, at the discretion of the Committee, (i) by delivering the Company's Common Stock already owned by the optionee having a fair market value equal to the full purchase price of the shares or (ii) a combination of cash and such shares; provided, however, that an optionee shall not be entitled to tender shares of the Company's Common Stock pursuant to the successive, substantially simultaneous exercises of options granted under this or any other stock option plan of the Company. The fair market value of such shares shall be determined as provided in Section 5. Until such person has been issued a certificate or certificates for the shares subject to such exercise, he shall possess no rights as a shareholder with respect to such shares.

(c) Nothing in the Plan or in any agreement thereunder shall confer on any employee any right to continue in the employ of the Company or any of its subsidiaries or affect, in any way, the right of the Company or any of its subsidiaries to terminate his employment at any time.

8.  Additional Restrictions.

The Committee shall have full and complete authority to determine whether all or any part of the Common Stock of the Company acquired upon exercise of any of the options granted under the Plan shall be subject to restrictions on the transferability thereof or any other restrictions affecting in any manner the optionee's rights with respect thereto, but any such restriction shall be contained in the agreement relating to such options.

9.  Effect of Termination of Employment or Death.

(a) In the event that an optionee shall cease to be employed by the Company or its subsidiaries, if any, for any reason other than his gross and willful misconduct or his death or disability, such optionee shall have the right to exercise the option at any time within three months after such termination of employment to the extent of the full number of shares he was entitled to purchase under the option on the date of termination, subject to the condition that no option shall be exercisable after the expiration of the term of the option.

(b) In the event that an optionee shall cease to be employed by the Company or its subsidiaries, if any, by reason of his gross and willful misconduct during the course of his employment, including but not limited to wrongful appropriation of funds of his employer or the commission of a gross misdemeanor or felony, the option shall be terminated as of the date of the misconduct.

(c) If the optionee shall die while in the employ of the Company or a subsidiary, if any, or within three months after termination of employment for any reason other than gross and willful misconduct, or become disabled (within the meaning of Code Section 22(e)(3)) while in the employ of the Company or a subsidiary, if any, and such optionee shall not have fully exercised the option, such option may be exercised at any time within twelve months after his death or such disability by the personal representatives, administrators or, if applicable, guardian of the optionee or by any person or persons to whom the option is transferred by will or the applicable laws of descent or distribution, to the extent of the full number of shares he was entitled to purchase under the option on the date of death, disability or termination of employment, if earlier, and subject to the condition that no option shall be exercisable after the expiration of the term of the option.

10.  Dilution or Other Adjustments.

If there shall be any change in the shares of the Company's Common Stock through merger, consolidation, reorganization, recapitalization, stock dividend, stock split or other change in the corporate structure of the Company, appropriate adjustments in the Plan and outstanding options shall be made by the Committee. In the event of any such changes, adjustments shall include, where appropriate, changes in the aggregate number of shares subject to the Plan and the number of shares and the price per share subject to outstanding options in order to prevent dilution or enlargement of option rights.

11.  Amendment or Discontinuance of Plan.

The Board of Directors may amend or discontinue the Plan at any time. The Board of Directors shall not alter or impair any option theretofore granted under the Plan without the consent of the holder of the option.

12.  Time of Granting.

Nothing contained in the Plan or in any resolution adopted or to be adopted by the Board of Directors, and no action taken by the Committee or the Board of Directors (other than the execution and delivery of an option), shall constitute the granting of an option hereunder.

13.  Effective Date and Termination of Plan.

(a) The Plan shall be deemed adopted and effective as of the close of business on the Effective Date of the Merger. All outstanding options were originally granted under the CAMAX 1987 Non-Qualified Stock Option Plan.

(b) The Plan shall terminate on November 4, 1997. No option may be granted after such termination, but termination of the Plan shall not, without the consent of the optionee, alter or impair any rights or obligations under any option theretofore granted. After consummation of the Merger, no further options shall be granted under the Plan.